Exhibit 10-95






                                                             CONFORMED COPY




                               COMPETITIVE ADVANCE AND
                              REVOLVING CREDIT FACILITY


                                            $80,000,000



                             CENTRAL MAINE POWER COMPANY,
                                      as Borrower





                                    CHEMICAL BANK,
                                       as Agent





                                     Dated as of November 7, 1994





                                  TABLE OF CONTENTS

                                                                       Page


          SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . .   1
               1.1  Defined Terms . . . . . . . . . . . . . . . . . . .   1
               1.2  Other Definitional Provisions . . . . . . . . . . .  13

          SECTION 2.  AMOUNT AND TERMS OF THE CREDIT FACILITIES . . . .  14
               2.1  The Commitments . . . . . . . . . . . . . . . . . .  14
               2.2  Procedure for Revolving Credit Borrowing  . . . . .  14
               2.3  Facility Fee  . . . . . . . . . . . . . . . . . . .  15
               2.4  Termination or Reduction of Commitments . . . . . .  15
               2.5  Repayment of Loans; Evidence of Debt  . . . . . . .  15
               2.6  Prepayments . . . . . . . . . . . . . . . . . . . .  16
               2.7  Conversion and Continuation Options . . . . . . . .  16
               2.8  Minimum Amounts and Maximum Number of Tranches  . .  17
               2.9  The Competitive Loans . . . . . . . . . . . . . . .  17
               2.10  Procedure for Competitive Loan Borrowing . . . . .  17
               2.11  Interest Rates and Payment Dates . . . . . . . . .  21
               2.12  Computation of Interest and Fees . . . . . . . . .  21
               2.13  Inability to Determine Interest Rate . . . . . . .  22
               2.14  Pro Rata Treatment and Payments  . . . . . . . . .  22
               2.15  Illegality . . . . . . . . . . . . . . . . . . . .  23
               2.16  Requirements of Law  . . . . . . . . . . . . . . .  23
               2.17  Taxes  . . . . . . . . . . . . . . . . . . . . . .  24
               2.18  Indemnity  . . . . . . . . . . . . . . . . . . . .  25
               2.19  Change of Lending Office . . . . . . . . . . . . .  26
               2.20  Replacement of Lenders under Certain
                    Circumstances . . . . . . . . . . . . . . . . . . .  26

          SECTION 3.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . .  27
               3.1  Financial Condition . . . . . . . . . . . . . . . .  27
               3.2  No Change . . . . . . . . . . . . . . . . . . . . .  27
               3.3  Corporate Existence; Compliance with Law  . . . . .  27
               3.4  Corporate Power; Authorization; Enforceable
                    Obligations . . . . . . . . . . . . . . . . . . . .  28
               3.5  No Legal Bar  . . . . . . . . . . . . . . . . . . .  28
               3.6  No Material Litigation  . . . . . . . . . . . . . .  28
               3.7  No Default  . . . . . . . . . . . . . . . . . . . .  28
               3.8  Taxes . . . . . . . . . . . . . . . . . . . . . . .  28
               3.9  Federal Regulations . . . . . . . . . . . . . . . .  29
               3.10  ERISA  . . . . . . . . . . . . . . . . . . . . . .  29
               3.11  Investment Company Act; Other Regulations  . . . .  29
               3.12  Purpose of Loans . . . . . . . . . . . . . . . . .  29
               3.13  Environmental Matters  . . . . . . . . . . . . . .  30
               3.14  Accuracy of Information  . . . . . . . . . . . . .  31

          SECTION 4.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . .  31
               4.1  Conditions to Effectiveness . . . . . . . . . . . .  31
               4.2  Conditions to Each Loan . . . . . . . . . . . . . .  32

          SECTION 5.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . .  33
               5.1  Financial Statements  . . . . . . . . . . . . . . .  33
               5.2  Certificates; Other Information . . . . . . . . . .  34
               5.3  Payment of Obligations  . . . . . . . . . . . . . .  35

               5.4  Conduct of Business and Maintenance of Existence  .  35
               5.5  Compliance with Requirements of Law . . . . . . . .  35
               5.6  Maintenance of Property; Insurance  . . . . . . . .  35
               5.7  Inspection of Property; Books and Records;
                    Discussions . . . . . . . . . . . . . . . . . . . .  35
               5.8  Environmental Laws  . . . . . . . . . . . . . . . .  36
               5.9  Notices . . . . . . . . . . . . . . . . . . . . . .  36

          SECTION 6.  NEGATIVE COVENANTS  . . . . . . . . . . . . . . .  37
               6.1  Limitation on Indebtedness  . . . . . . . . . . . .  37
               6.2  Maintenance of Specified Revolving Credit
                    Agreements  . . . . . . . . . . . . . . . . . . . .  37
               6.3  Limitation on Liens . . . . . . . . . . . . . . . .  37
               6.4  Limitation on Fundamental Changes . . . . . . . . .  37
               6.5  Limitation on More Restrictive Terms  . . . . . . .  38
               6.6  Subsidiaries  . . . . . . . . . . . . . . . . . . .  38
               6.7  Limitation on Lines of Business . . . . . . . . . .  38

          SECTION 7.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . .  39

          SECTION 8.  THE AGENT . . . . . . . . . . . . . . . . . . . .  41
               8.1  Appointment . . . . . . . . . . . . . . . . . . . .  41
               8.2  Delegation of Duties  . . . . . . . . . . . . . . .  41
               8.3  Exculpatory Provisions  . . . . . . . . . . . . . .  41
               8.4  Reliance by Agent . . . . . . . . . . . . . . . . .  42
               8.5  Notice of Default . . . . . . . . . . . . . . . . .  42
               8.6  Non-Reliance on Agent and Other Lenders . . . . . .  42
               8.7  Indemnification . . . . . . . . . . . . . . . . . .  43
               8.8  Agent in Its Individual Capacity  . . . . . . . . .  43
               8.9  Successor Agent . . . . . . . . . . . . . . . . . .  43

          SECTION 9.  MISCELLANEOUS . . . . . . . . . . . . . . . . . .  44
               9.1  Amendments and Waivers  . . . . . . . . . . . . . .  44
               9.2  Notices . . . . . . . . . . . . . . . . . . . . . .  44
               9.3  No Waiver; Cumulative Remedies  . . . . . . . . . .  45
               9.4  Survival  . . . . . . . . . . . . . . . . . . . . .  45
               9.5  Payment of Expenses and Taxes . . . . . . . . . . .  45
               9.6  Transfer Provisions . . . . . . . . . . . . . . . .  46
               9.7  Adjustments; Set-off  . . . . . . . . . . . . . . .  48
               9.8  Counterparts  . . . . . . . . . . . . . . . . . . .  49
               9.9  Severability  . . . . . . . . . . . . . . . . . . .  49
               9.10  Integration  . . . . . . . . . . . . . . . . . . .  49
               9.11  GOVERNING LAW  . . . . . . . . . . . . . . . . . .  49
               9.12  Submission To Jurisdiction; Waivers  . . . . . . .  49
               9.13  Acknowledgments  . . . . . . . . . . . . . . . . .  50
               9.14  WAIVERS OF JURY TRIAL  . . . . . . . . . . . . . .  50
               9.15  Confidentiality  . . . . . . . . . . . . . . . . .  51


          SCHEDULES

          Schedule 1.1        Commitments and Addresses of Lenders
          Schedule 6.3        Liens


          EXHIBITS


          Exhibit A-1    Form of Competitive Loan Confirmation
          Exhibit A-2    Form of Competitive Loan Offer
          Exhibit A-3    Form of Competitive Loan Request
          Exhibit B      Form of Closing Certificate
          Exhibit C      Form of Opinion of Counsel
          Exhibit D      Form of Assignment and Acceptance
          Exhibit E-1    Form of Revolving Credit Loan Promissory Note
          Exhibit E-2    Form of Competitive Loan Promissory Note

                    CREDIT AGREEMENT, dated as of November 7, 1994, among CENTRAL MAINE POWER COMPANY, a Maine corporation (the "Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders") and CHEMICAL BANK, a New York banking corporation, as agent for the Lenders hereunder.

               The parties hereto hereby agree as follows:


                               SECTION 1.  DEFINITIONS

                    1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                    "ABR":  for any day, a rate per annum (rounded upwards,
               if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chemical Bank in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; and "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

                    "ABR Loans":  Revolving Credit Loans the rate of
               interest applicable to which is based upon the ABR.

                    "Affiliate":  as to any Person, any other Person which,
               directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                    "Agent":  Chemical Bank, together with its Affiliates,
               as the arranger of the Commitments and as the agent for the Lenders under this Agreement.

                    "Agreement":  this Credit Agreement, as amended,
               supplemented or otherwise modified from time to time.

                    "Applicable Eurodollar Margin":  with respect to each
               Eurodollar Loan at any date, the applicable percentage per annum set forth below based upon the Status on such date:

                                             Applicable Eurodollar
                           Status                    Margin

                         Level I Status                0.875%
                         Level II Status               1.0%


                    "Applicable Competitive Index Base Rate":  (a) In the
               case of any Index Rate Eurodollar Competitive Loan of a specified maturity, the average (rounded upward, if necessary, to the nearest 1/16th of 1%) of the respective rates notified to the Agent by each of the Reference Lenders as the rate at which such Reference Lender is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the Borrowing Date in respect of such Index Rate Eurodollar Competitive Loan, in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on such Borrowing Date with a maturity comparable to the maturity applicable to such Index Rate Eurodollar Competitive Loan and in an amount comparable to the amount of such Index Rate Eurodollar Competitive Loan.

                         (b) In the case of any Index Rate C/D Competitive
               Loan of a specified maturity, the average (rounded upward to the nearest 1/16th of 1%) of the respective rates notified to the Agent by each of the Reference Lenders as the average rate bid at 9:00 A.M., New York City time, or as soon thereafter as practicable, on the Borrowing Date in respect of such Index Rate C/D Competitive Loan by a total of three certificate of deposit dealers of recognized standing selected by such Reference Lender for the purchase at face value from such Reference Lender of its certificates of deposit with a maturity comparable to the maturity applicable to such Index Rate C/D Competitive Loan and in an

               amount comparable to the amount of such Index Rate C/D Competitive Loan.

                    "Applicable Competitive Index Rate":  (a) In the case
               of any Index Rate Eurodollar Competitive Loan, with respect to each day while such Loan is outstanding, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                    Applicable Competitive Index Base Rate
                    1.00 - Eurocurrency Reserve Requirements

                         (b) In the case of any Index Rate C/D Competitive Loan, with respect to each day while such Loan is outstanding, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                    Applicable Competitive Index Base Rate  + C/D
                    Assessment Rate
                           1.00 - C/D Reserve Percentage

                    "Assignee":  as defined in Section 9.6(c).

                    "Available Commitment":  as to any Lender at any time,
               an amount equal to the excess, if any, of (a) the amount of such Lender's Commitment over (b) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding.

                    "Board":  the Board of Governors of the Federal Reserve
               System (or any successor).

                    "Bonds":  any bond, note, debenture or other evidence
               of indebtedness for borrowed money issued by the Borrower or any of its Subsidiaries.

                    "Borrowing Date":  any Business Day specified in a
               notice pursuant to Section 2.2 or 2.10 as a date on which the Borrower requests Loans to be made hereunder.

                    "Business Day":  a day other than a Saturday, Sunday or
               day on which commercial banks in New York City are authorized or required by law or executive order to close.

                    "Capital Stock":  any and all shares, interests,
               participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

                    "C/D Assessment Rate":  for any day as applied to any
               ABR Loan or any Index Rate C/D Competitive Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation or any successor thereto (the "FDIC") classified as well-capitalized and within supervisory subgroup "A" (or a comparable successor

               assessment risk classification) within the meaning of 12 C.F.R. ss 327.3(d) (or any successor provision) to the FDIC for the FDIC's insuring time deposits at offices of such institution in the United States.

                    "C/D Reserve Percentage":  for any day as applied to
               any ABR Loan or any Index Rate C/D Competitive Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity that is 30 days or more (in the case of ABR Loans) or that is comparable to the maturity of the relevant Loan (in the case of Index Rate C/D Competitive Loans).

                    "Code":  the Internal Revenue Code of 1986, as amended
               from time to time.

                    "Commitment":  as to any Lender, the obligation of such
               Lender to make Revolving Credit Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1, as such amount may be changed from time to time in accordance with this Agreement.

                    "Commitment Percentage":  as to any Lender at any time,
               the percentage which such Lender's Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).

                    "Commitment Period":  the period from and including the
               date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

                    "Commonly Controlled Entity":  an entity, whether or
               not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

                    "Competitive Loan":  each loan made pursuant to Section
               2.9.

                    "Competitive Loan Borrowing Period":  the period from
               and including the Effective Date until the earlier of (a) the date which is 14 days prior to the Termination Date and
               (b) the last day of the Commitment Period.

                    "Competitive Loan Confirmation":  each confirmation by
               the Borrower of its acceptance of Competitive Loan Offers, which Competitive Loan Confirmation shall be substantially

               in the form of Exhibit A-1 and shall be delivered to the Agent in writing or by facsimile transmission.

                    "Competitive Loan Maturity Date":  as to any
               Competitive Loan, the earlier of (a) the date specified by the Borrower pursuant to Section 2.10(d)(ii) in its acceptance of the related Competitive Loan Offer and (b) the Termination Date.

                    "Competitive Loan Offer":  each offer by a Lender to
               make Competitive Loans pursuant to a Competitive Loan Request, which Competitive Loan Offer shall contain the information specified in Exhibit A-2 and shall be delivered to the Agent by telephone, immediately confirmed by facsimile transmission.

                    "Competitive Loan Request":  each request by the
               Borrower for Lenders to submit bids to make Competitive Loans, which request shall contain the information in respect of such requested Competitive Loans specified in Exhibit A-3 and shall be delivered to the Agent in writing or by facsimile transmission, or by telephone, immediately confirmed by facsimile transmission.

                    "Contractual Obligation":  as to any Person, any
               provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                    "Default":  any of the events specified in Section 7,
               whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                    "Dollars" and "$":  dollars in lawful currency of the
               United States of America.

                    "Effective Date":  the date on which the conditions
               precedent set forth in Section 4.1 shall be satisfied.

                    "Environmental Laws":  any and all foreign, Federal,
               state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment.

                    "ERISA":  the Employee Retirement Income Security Act
               of 1974, as amended from time to time.

                    "Eurocurrency Reserve Requirements":  for any day as
               applied to a Eurodollar Loan or Index Rate Eurodollar Competitive Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency

               reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

                    "Eurodollar Base Rate":  with respect to each day
               during each Interest Period pertaining to a Eurodollar Loan, the average (rounded upward to the nearest 1/16th of 1%) of the respective rates notified to the Agent by each of the Reference Lenders as the rate at which such Reference Lender is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

                    "Eurodollar Loans":  Revolving Credit Loans the rate of
               interest applicable to which is based upon the Eurodollar
               Rate.

                    "Eurodollar Rate":  with respect to each day during
               each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                                   Eurodollar Base Rate
                       1.00 - Eurocurrency Reserve Requirements

                    "Eurodollar Tranche":  the collective reference to
               Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                    "Event of Default":  any of the events specified in
               Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                    "Existing Credit Agreement":  the Credit Agreement
               dated as of October 15, 1986 among the Borrower, the banks parties thereto and Continental Illinois National Bank and Trust Company of Chicago, as agent, as amended, supplemented or otherwise modified from time to time.

                    "Facility Fee Rate":  for any day, the rate per
               annum set forth below opposite the Status in effect on such day:

                                                            Facility Fee
                    Status                                     Rate

                    Level I Status                            0.375%
                    Level II Status                           0.500%

                    "Federal Funds Effective Rate":  for any day, the
               weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of
               New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

                    "Final Date":  as defined in Section 2.3.

                    "Financing Lease":  any lease of property, real or
               personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

                    "Fixed Rate Competitive Loan Request":  any Competitive
               Loan Request requesting the Lenders to offer to make Fixed Rate Competitive Loans.

                    "Fixed Rate Competitive Loans":  Competitive Loans the
               rate of interest applicable to which is equal to a fixed percentage rate per annum specified by the Lender making such Loan in its Competitive Loan Offer (as opposed to a rate composed of the Applicable Competitive Index Rate plus or minus a margin).

                    "GAAP":  generally accepted accounting principles in
               the United States of America in effect from time to time, as and to the extent applicable to the Borrower and its Subsidiaries.

                    "Governmental Authority":  any nation or government,
               any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                    "Guarantee Obligation":  as to any Person (the
               "guaranteeing person"), any obligation of such guaranteeing person that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly.
               The term Guarantee Obligation shall include, by way of illustration but not limitation, any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the

               net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) to reimburse the issuer or other obligor party under a letter of credit or similar instrument backing a primary obligation or (e) otherwise to assure or hold harmless the owner of any primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

                    "Indebtedness":  of any Person at any date, (a) all
               indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all Guarantee Obligations of such Person and (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

                    "Index Rate C/D Competitive Loan":  any Competitive
               Loan bearing interest at a rate based upon the rate described in paragraph (b) of the definition of "Applicable Competitive Index Base Rate".

                    "Index Rate Competitive Loan Request":  any Competitive
               Loan Request requesting the Lenders to offer to make Index Rate Competitive Loans.

                    "Index Rate Competitive Loans":  Competitive Loans the
               rate of interest applicable to which is equal to the Applicable Competitive Index Rate plus or minus a margin.

                    "Index Rate Eurodollar Competitive Loan":  any
               Competitive Loan bearing interest at a rate based upon the rate described in paragraph (a) of the definition of "Applicable Competitive Index Base Rate".

                    "Insolvency":  with respect to any Multiemployer Plan,
               the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                    "Insolvent":  pertaining to a condition of Insolvency.

                    "Interest Payment Date":  (a) as to any ABR Loan, (i)
               the first Business Day of each January, April, July and October (to the extent any such Loans were outstanding during the three-month period (or portion thereof) ended on the last day of the immediately preceding month) and (ii)

               the Final Date (to the extent any such Loans were outstanding during the period ended on such date for which no payment has been received pursuant to clause (i) above),
               (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period,
               (c) as to any Eurodollar Loan having an Interest Period of six months, the day which is three months after the first day of such Interest Period, and the last day of such Interest Period, (d) as to any Fixed Rate Competitive Loan, each interest payment date specified by the Borrower for such Loan in the related Competitive Loan Request (including, in any event, the applicable Competitive Loan Maturity Date), (e) as to any Index Rate Competitive Loan, unless otherwise specified in the applicable Competitive Loan Request, (i) the applicable Competitive Loan Maturity Date and (ii) any date occurring prior to such Competitive Loan Maturity Date which is three months or 90 days, as the case may be, after the Borrowing Date in respect of such Loan, and (f) as to any Revolving Credit Loan, the date of any repayment, prepayment or conversion thereof.

                    "Interest Period":  with respect to any Eurodollar
               Loan:

                          (a)  initially, the period commencing on the
                    borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                          (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                         (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                         (2) any Interest Period that would otherwise
                    extend beyond the Termination Date shall end on the Termination Date; and

                         (3) any Interest Period that begins on the last
                    Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the

                    calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

                    "Level I Status":  the circumstance that the S&P Rating
               is BB+ or higher and the Moody's Rating is Baa2 or higher.

                    "Level II Status":  the circumstance that Level I
               Status does not exist.

                    "Lien":  any mortgage, pledge, hypothecation,
               assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any sale or other transfer of Receivables and any Financing Lease, in each case having substantially the same economic effect as any of the foregoing).

                    "Loan":  any loan made by any Lender pursuant to this
               Agreement.

                    "Material Adverse Effect":  (a) a material adverse
               effect on the business, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement or
               (c) a material adverse effect on the validity or enforceability of this Agreement or the rights or remedies of the Agent or the Lenders hereunder.

                    "Material Portion":  at any date of determination,
               assets representing at least 10% of the consolidated total assets of the Borrower and its Subsidiaries as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.1.

                    "Materials of Environmental Concern":  any gasoline or
               petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                    "Moody's":  Moody's Investors Service, Inc. and its
               successors.

                    "Moody's Rating":  the Borrower's long-term senior
               secured debt rating from Moody's.

                    "Multiemployer Plan":  a Plan which is a multiemployer
               plan as defined in Section 4001(a)(3) of ERISA.

                    "1935 Act":  as defined in Section 3.11(b).

                    "Non-Excluded Taxes":  as defined in Section 2.17.

                    "Participant":  as defined in Section 9.6(b).

                    "PBGC":  the Pension Benefit Guaranty Corporation
               established pursuant to Subtitle A of Title IV of ERISA.

                    "Person":  an individual, partnership, corporation,
               business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                    "Plan":  at a particular time, any "employee pension
               benefit plan" within the meaning of Section 3(2)(A) of ERISA, which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
               Section 3(5) of ERISA.

                    "Rating Agencies":  the collective reference to Moody's
               and S&P.

                    "Receivables":  the indebtedness and payment
               obligations of any Person to the Borrower or any of its Subsidiaries, including, without limitation, any right to payment for goods sold or leased or for services rendered.

                    "Reference Lenders":  Chemical Bank, The Bank of New
               York and Union Bank of Switzerland.

                    "Register":  as defined in Section 9.6(d).

                    "Regulation U":  Regulation U of the Board as in effect
               from time to time.

                    "Reorganization":  with respect to any Multiemployer
               Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

                    "Reportable Event":  any of the events set forth in
               Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .13, .14, .16, .18, .19 or .20 of PBGC Reg. ss 2615.

                    "Required Lenders":  at any date, the holders of 51% of
               the aggregate Commitments, or, if the Commitments have been terminated or for the purposes of determining whether to accelerate the Loans pursuant to Section 7, of the aggregate unpaid principal amount of the Loans.

                    "Requirement of Law":  as to any Person, the
               Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any

               of its property or to which such Person or any of its property is subject.

                    "Responsible Officer":  the chief executive officer or
               the chief financial officer of the Borrower or, with respect to financial matters, the chief financial officer or the treasurer of the Borrower.

                    "Revolving Credit Loans":  as defined in Section 2.1.

                    "S&P":  Standard & Poor's Ratings Group and its
               successors.

                    "S&P Rating":  the Borrower's long-term senior secured
               debt rating from S&P.

                    "Short Term Revolving Credit Loans":  as defined in
               Section 4.2(d).

                    "Significant Subsidiary":  at any date of
               determination, any Subsidiary of the Borrower (a) whose total assets as of the last day (each, a "Test Date") of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.1 were equal to or greater than 5% of the consolidated total assets of the Borrower and its Subsidiaries as of such Test Date, (b) whose net worth as of such Test Date was equal to or greater than 5% of the consolidated net worth of the Borrower and its Subsidiaries as of such Test Date or (c) whose gross revenues for the period of four consecutive fiscal quarters ending on such Test Date were equal to or greater than 5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP.

                    "Single Employer Plan":  any Plan which is covered by
               Title IV of ERISA, but which is not a Multiemployer Plan.

                    "Specified 1934 Act Reports":  the Borrower's Annual
               Report on Form 10-K for the fiscal year ended December 31, 1993, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1994 and June 30, 1994, and Current Reports on Form 8-K dated January 5, 1994, January 13, 1994 (as amended by Form 8-K/A dated January 13, 1994), February 3, 1994, April 4, 1994, April 6, 1994, May 16, 1994, July 5,
               1994, October 14, 1994 and October 17, 1994, in each case filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

                    "Specified Rating Period":  any period during which the
               S&P Rating is below BBB- or the Moody's Rating is below Baa3 (or the Borrower's long-term senior secured debt is unrated by any Rating Agency).

                    "Specified Revolving Credit Agreement":  the Existing
               Credit Agreement and any other revolving credit agreement pursuant to which the lenders thereunder have committed to

               make revolving credit loans to the Borrower or any of its Significant Subsidiaries (excluding this Agreement).

                    "Specified Unsecured Indebtedness":  any indebtedness
               of the Borrower or any of its Significant Subsidiaries for borrowed money (or Guarantee Obligations in respect thereof) which is not secured by a Lien on any income, Capital Stock, property or asset of the Borrower or any of its Subsidiaries (other than (i) term indebtedness (including any indebtedness supporting taxable or tax-exempt indebtedness issued by a bonding authority or other Governmental Authority) having a stated final maturity at least one year after the date of incurrence thereof, (ii) commercial paper and (iii) medium-term notes), including, without limitation, the Loans hereunder and the loans under the Existing Credit Agreement.

                    "Status":  the existence of Level I Status or Level II
               Status, as the case may be.

                    "Subsidiary":  as to any Person, a corporation,
               partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                    "Tangible Assets":  as to any Person, total assets of
               such Person (or, in the case of the Borrower, total assets of the Borrower and its Subsidiaries) less intangible assets of such Person (or, in the case of the Borrower, intangible assets of the Borrower and its Subsidiaries), in each case determined in accordance with GAAP.

                    "Termination Date":  the earlier of (a) the date which
               is 364 days after the Effective Date (or, if such date is not a Business Day, the next preceding Business Day) and (b) the date which is 90 days after the date on which the S&P Rating shall cease to be at least BB+ or the Moody's Rating shall cease to be at least Baa3, unless on such 90th day either (i) the circumstance described above in this clause
               (b) shall no longer exist or (ii) this Agreement shall have been amended and restated on such terms, and the obligations of the Borrower hereunder shall have been secured with such collateral (if requested by the Lenders), as shall be satisfactory to each of the Lenders in its sole discretion.

                    "Transferee":  as defined in Section 9.6(f).

                    "Type":  (a) as to any Revolving Credit Loan, its
               nature as an ABR Loan or a Eurodollar Loan and (b) as to any

               Competitive Loan, its nature as a Fixed Rate Competitive Loan or an Index Rate Competitive Loan.

                    "Wholly Owned Subsidiary":  as to any Person, any other
               Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

                    1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate, instrument or other document made or delivered pursuant hereto.

                    (b) As used herein, and in any certificate, instrument or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                    (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                    (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                SECTION 2.  AMOUNT AND TERMS OF THE CREDIT FACILITIES

                    2.1 The Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender's Commitment. During the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary in this Agreement, in no event may Revolving Credit Loans be borrowed under this Section 2 if, after giving effect thereto, the aggregate principal amount of the Loans then outstanding would exceed the aggregate Commitments then in effect.

                    (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with Sections 2.2 and 2.7, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

                    2.2  Procedure for Revolving Credit Borrowing.   The
          Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Agent irrevocable notice (which notice must be received by the Agent (a) prior to 10:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans or (b) prior to 10:00 A.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans). Each such notice shall specify (i) the amount to be borrowed,
          (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and
          (iv) if the borrowing is to include Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Borrower at the office of the Agent specified in Section 9.2 prior to (i) 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower (in the case of Eurodollar Loans) or (ii) 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower (in the case of ABR Loans), in each case in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

                    2.3 Facility Fee. The Borrower agrees to pay to the Agent, for the account of the Lenders, a facility fee for each day from and including the Effective Date to but excluding the later of (a) the last day of the Commitment Period and (b) the date on which all of the Loans shall have been paid in full (such later date, the "Final Date"). Such fee shall be payable quarterly in arrears on (i) the first Business Day of each January, April, July and October (for the three-month period (or portion thereof) ended on the last day of the immediately preceding month) and (ii) the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above) and shall be computed for each day during such period at a rate per annum equal to the Facility Fee Rate in effect on such day on the aggregate amount of the Commitments in effect on such day (or, if the Commitments shall have been terminated, on the aggregate outstanding principal amount of the Loans on such day).

                    2.4 Termination or Reduction of Commitments. The Borrower may, upon not less than five Business Days' irrevocable notice to the Agent, terminate or reduce the amount of the Commitments. Any reduction of the Commitments shall be in an

          amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently the Commitments then in effect.

                    2.5 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Agent for the account of the relevant Lenders (i) on the Termination Date, the unpaid principal amount of each Revolving Credit Loan and
          (ii) on the applicable Competitive Loan Maturity Date, the unpaid principal amount of each Competitive Loan (or, in each case, such earlier date on which the Loans become due and payable pursuant to Section 7), provided, that, notwithstanding the foregoing, Short Term Revolving Credit Loans shall in each case be paid in full on the date which is one month after the Borrowing Date in respect thereof. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date thereof until payment in full thereof at the rates per annum, and on the dates, set forth in
          Section 2.11.

                    (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                    (c)  The Agent shall maintain the Register pursuant to
          Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and, in the case of Eurodollar Loans, each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

                    (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable law, be conclusive evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

                    2.6 Prepayments. (a) The Borrower may at any time and from time to time prepay the Revolving Credit Loans, in whole or in part, without premium or penalty, upon at least four
          Business Days' irrevocable notice to the Agent (or, in the case of Short Term Revolving Credit Loans, five Business Days' irrevocable notice to the Agent). Each such notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Agent shall promptly notify each

          Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to
          Section 2.18. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

                    (b) If, during a Specified Rating Period, the Borrower or any of its Subsidiaries shall prepay any loans under the Existing Credit Agreement (or any successor Specified Revolving Credit Agreement) on any date on which the aggregate outstanding principal amount of the Loans exceeds $30,000,000, the Borrower shall, on such date, prepay the Revolving Credit Loans in an amount equal to the lesser of (i) the aggregate principal amount of the loans under the Existing Credit Agreement (or such successor Specified Revolving Credit Agreement) so prepaid, (ii) the amount by which the aggregate outstanding principal amount of the Loans exceeds $30,000,000 and (iii) the aggregate outstanding principal amount of the Revolving Credit Loans.

                    2.7 Conversion and Continuation Options. ABR Loans may, on any Business Day, be converted into Eurodollar Loans, and Eurodollar Loans may, on the last day of any Interest Period applicable thereto, be converted into ABR Loans or continued as Eurodollar Loans, as follows:

                    (a) In order to continue outstanding Eurodollar Loans as Eurodollar Loans for another Interest Period, or to convert ABR Loans to Eurodollar Loans, the Borrower shall give the Agent irrevocable notice thereof prior to 11:00 A.M., New York City time, three Business Days before the first day of the Interest Period to be applicable to such Eurodollar Loans.

                    (b) Each notice by the Borrower to convert ABR Loans to Eurodollar Loans, or to continue Eurodollar Loans as such for another Interest Period, shall specify the length of the Interest Period requested by the Borrower to be applicable to such Loans.

                    (c) No Revolving Credit Loan may be converted into, or continued as, a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Agent has or the Required Lenders have determined in its or their sole discretion not to permit such a conversion or continuation or (ii) after the date that is one month prior to the Termination Date.

                    (d) If the Borrower fails to give a notice as described above in this Section 2.7 to continue an outstanding Eurodollar Loan as such, or if such continuation or conversion is not permitted pursuant to paragraph (c) above, such Loans shall be automatically converted to ABR Loans on the last day of the then expiring Interest Period applicable to such Eurodollar Loans.

                    (e) The Agent shall promptly notify each Lender of each notice received by the Agent from the Borrower pursuant to this Section 2.7.

                    (f) No Short Term Revolving Credit Loan may be converted or continued pursuant to this Section 2.7.

                    2.8 Minimum Amounts and Maximum Number of Tranches. All borrowings, prepayments, conversions and continuations of Revolving Credit Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Revolving Credit Loans comprising each outstanding Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) there shall be no more than eight Eurodollar Tranches outstanding at any time.

                    2.9 The Competitive Loans. Subject to the terms and conditions of this Agreement, the Borrower may borrow Competitive Loans from time to time during the Competitive Loan Borrowing Period on any Business Day, provided, that in no event may Competitive Loans be borrowed hereunder if, after giving effect thereto, the aggregate principal amount of Loans then outstanding would exceed the aggregate amount of the Commitments at such time. Within the limits and on the conditions hereinafter set forth with respect to Competitive Loans, the Borrower from time to time may borrow, repay and reborrow Competitive Loans, provided, that (a) the Borrower shall not have the right to prepay any principal amount of any Competitive Loan and (b) no Competitive Loan Request shall be given within three Business Days of any other Competitive Loan Request pursuant to which the Borrower has made a borrowing of Competitive Loans.

                    2.10  Procedure for Competitive Loan Borrowing.  (a)
          The Borrower shall request Competitive Loans by delivering a Competitive Loan Request to the Agent, (i) not later than 12:00
          Noon (New York City time) four Business Days prior to the proposed Borrowing Date (in the case of Index Rate Eurodollar Competitive Loans), (ii) not later than 12:00 Noon (New York City time) three Business Days prior to the proposed Borrowing Date
          (in the case of Index Rate C/D Competitive Loans), and (iii) not later than 9:00 A.M. (New York City time) on the proposed
          Borrowing Date (in the case of Fixed Rate Competitive Loans).
          Each Competitive Loan Request may solicit bids for Competitive
          Loans in an aggregate principal amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof and having not more than three alternative Competitive Loan Maturity Dates. The Competitive Loan Maturity Date for each Fixed Rate Competitive
          Loan shall be not less than 14 days nor more than 180 days after the Borrowing Date therefor, the Competitive Loan Maturity Date for each Index Rate Eurodollar Competitive Loan shall be not less than one month nor more than six months after the Borrowing Date therefor and the Competitive Loan Maturity Date for each Index
          Rate C/D Competitive Loan shall be not less than 30 days nor more than 180 days after the Borrowing Date therefor, and in any event shall be not later than the Termination Date. The Agent shall notify each Lender promptly by facsimile transmission of the contents of each Competitive Loan Request received by the Agent.

                    (b) In the case of an Index Rate Competitive Loan Request, upon receipt of notice from the Agent of the contents of such Competitive Loan Request, each Lender may elect, in its sole discretion, to offer irrevocably, subject to Section 4, to make one or more Competitive Loans at the Applicable Competitive Index Rate plus or minus a margin determined by such Lender in its sole discretion for each such Competitive Loan. Any such irrevocable offer shall be made by delivering a Competitive Loan Offer to the Agent, before 10:30 A.M. (New York City time) on the day that is
          (x) three Business Days before the proposed Borrowing Date (in the case of Index Rate Eurodollar Competitive Loans) or (y) two Business Days before the proposed Borrowing Date (in the case of Index Rate C/D Competitive Loans), setting forth:

                    (i) the maximum amount of Competitive Loans for each
               Competitive Loan Maturity Date and the aggregate maximum amount of Competitive Loans for all Competitive Loan Maturity Dates which such Lender would be willing to make (which amounts may, subject to Section 2.9, exceed such Lender's Commitment); and

                    (ii) the margin above or below the Applicable
               Competitive Index Rate at which such Lender is willing to make each such Competitive Loan.

          The Agent shall advise the Borrower before 11:00 A.M. (New York City time) on the date which is three Business Days (in the case of Index Rate Eurodollar Competitive Loans) or two Business Days (in the case of Index Rate C/D Competitive Loans) before the proposed Borrowing Date of the contents of each such Competitive Loan Offer received by it. If the Agent, in its capacity as a Lender, shall elect, in its sole discretion, to make any such Competitive Loan Offer, it shall advise the Borrower of the contents of its Competitive Loan Offer before 10:15 A.M. (New York City time) on the date which is three Business Days (in the case of Index Rate Eurodollar Competitive Loans) or two Business Days (in the case of Index Rate C/D Competitive Loans) before the proposed Borrowing Date.

                    (c) In the case of a Fixed Rate Competitive Loan Request, upon receipt of notice from the Agent of the contents of such Competitive Loan Request, each Lender may elect, in its sole discretion, to offer irrevocably, subject to Section 4, to make one or more Competitive Loans at a rate of interest determined by such Lender in its sole discretion for each such Competitive Loan. Any such irrevocable offer shall be made by delivering a Competitive Loan Offer to the Agent before 10:00 A.M. (New York City time) on the proposed Borrowing Date, setting forth:

                    (i) the maximum amount of Competitive Loans for each Competitive Loan Maturity Date, and the aggregate maximum amount for all Competitive Loan Maturity Dates, which such Lender would be willing to make (which amounts may, subject to Section 2.9, exceed such Lender's Commitment); and

                    (ii) the rate of interest at which such Lender is willing to make each such Competitive Loan.

          The Agent shall promptly advise the Borrower of the contents of each such Competitive Loan Offer received by it. If the Agent, in its capacity as a Lender, shall elect, in its sole discretion, to make any such Competitive Loan Offer, it shall advise the Borrower of the contents of its Competitive Loan Offer before 9:45 A.M. (New York City time) on the proposed Borrowing Date.

                    (d) Before 11:30 A.M. (New York City time) three Business Days before the proposed Borrowing Date (in the case of Index Rate Eurodollar Competitive Loans), before 11:30 A.M.
          (New York City time), two Business Days before the proposed Borrowing Date (in the case of Index Rate C/D Competitive Loans), and before 11:00 A.M. (New York City time) on the proposed Borrowing Date (in the case of Fixed Rate Competitive Loans), the Borrower, in its absolute discretion, shall:

                    (i)  cancel such Competitive Loan Request by
               giving the Agent telephone notice to that effect, or

                    (ii) by giving telephone notice to the Agent (immediately confirmed by delivery to the Agent of a Competitive Loan Confirmation in writing or by facsimile transmission) (1) subject to the provisions of Section 2.10(e), accept one or more of the offers made by any Lender or Lenders pursuant to Section 2.10(b) or Section 2.10(c), as the case may be, of the amount of Competitive Loans for each relevant Competitive Loan Maturity Date and (2) reject any remaining offers made by Lenders pursuant to Section 2.10(b) or Section 2.10(c), as the case may be.

                    (e) The Borrower's acceptance of Competitive Loans in response to any Competitive Loan Request shall be subject to the following limitations:

                    (i) The amount of Competitive Loans accepted for each Competitive Loan Maturity Date specified by any Lender in its Competitive Loan Offer shall not exceed the maximum amount for such Competitive Loan Maturity Date specified in such Competitive Loan Offer;

                    (ii) the aggregate amount of Competitive Loans accepted for all Competitive Loan Maturity Dates specified by any Lender in its Competitive Loan Offer shall not exceed the aggregate maximum amount specified in such Competitive Loan Offer for all such Competitive Loan Maturity Dates;

                    (iii)  the Borrower may not accept offers for
               Competitive Loans for any Competitive Loan Maturity Date in an aggregate principal amount in excess of the maximum principal amount requested in the related Competitive Loan Request; and

                    (iv) if the Borrower accepts any of such offers, (1) it must accept such offers based solely upon pricing for such relevant Competitive Loan Maturity Date and upon no other criteria whatsoever and (2) if (x) two or more Lenders

               submit offers for any Competitive Loan Maturity Date at identical pricing and the Borrower accepts any of such offers but does not wish to (or by reason of the limitations set forth in Section 2.9 or in this Section 2.10, cannot) borrow the total amount offered by such Lenders with such identical pricing, the Borrower shall accept offers from all of such Lenders in amounts allocated among them pro rata according to the amounts offered by such Lenders (or as nearly pro rata as shall be practicable after giving effect to the requirement that Competitive Loans made by a Lender on a Borrowing Date for each relevant Competitive Loan Maturity Date shall be in a principal amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof) or
               (y) a Lender submits offers for multiple Competitive Loan Maturity Dates specifying a maximum aggregate principal amount for all Competitive Loan Maturity Dates, and the Borrower accepts offers from such Lender for more than one Competitive Loan Maturity Date, then the Borrower shall instruct the Agent how to apportion the Borrower's acceptances among such offers for different Competitive Loan Maturity Dates to the extent, if any, necessary to provide for acceptance of offers from such Lender equal to but not exceeding such specified maximum aggregate amount.

                    (f) If the Borrower notifies the Agent that a Competitive Loan Request is cancelled pursuant to Section 2.10(d)(i), the Agent shall give prompt telephone notice thereof to the Lenders.

                    (g) If the Borrower accepts pursuant to Section 2.10(d)(ii) one or more of the offers made by any one or more Lenders, the Agent promptly shall notify each Lender which has made such a Competitive Loan Offer of (i) the aggregate amount of such Competitive Loans to be made on such Borrowing Date for each Competitive Loan Maturity Date, (ii) the acceptance or rejection of any offers to make such Competitive Loans made by such Lender and (iii) in the case of Index Rate Competitive Loans, the Applicable Competitive Index Rate in respect thereof. Before 12:00 Noon (New York City time) on the Borrowing Date specified in the applicable Competitive Loan Request (in the case of Index Rate Competitive Loans) and before 2:00 P.M. (New York City time) on the Borrowing Date specified in the applicable Competitive Loan Request (in the case of Fixed Rate Competitive Loans), each Lender whose Competitive Loan Offer has been accepted shall make available to the Agent at its office set forth in Section 9.2 the amount of Competitive Loans to be made by such Lender, in immediately available funds. The Agent will make such funds available to the Borrower as soon as practicable on such date at the Agent's aforesaid address. As soon as practicable after each Borrowing Date, the Agent shall notify each Lender of the aggregate amount of Competitive Loans advanced on such Borrowing Date, the respective Competitive Loan Maturity Dates thereof and the respective interest rates applicable thereto.

                    2.11  Interest Rates and Payment Dates.  (a)  Each
          Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to

          the Eurodollar Rate determined for such day plus the Applicable Eurodollar Margin.

                    (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR.

                    (c) Each Competitive Loan shall bear interest for each day from the applicable Borrowing Date to (but excluding) the applicable Competitive Loan Maturity Date at the rate of interest specified in the Competitive Loan Offer accepted by the Borrower in connection with such Competitive Loan.

                    (d) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal (except as otherwise provided in clause (y) below), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this
          Section 2.11 plus 2% or (y) in the case of principal of any Competitive Loan which remains overdue past the applicable Competitive Loan Maturity Date, or any overdue interest, fee or other amount, the rate described in Section 2.11(b) plus 2%, in each case from the date of such non-payment to (but excluding) the date on which such amount is paid in full (as well after as before judgment).

                    (e) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section 2.11 shall be payable from time to time on demand.

                    2.12 Computation of Interest and Fees. (a) Facility fees, interest on Loans and interest payable pursuant to Section 2.11(d) shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to interest payable pursuant to Section 2.11(b) which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Eurocurrency Reserve Requirements, the C/D Assessment Rate or the C/D Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

                    (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Agent shall deliver to the Borrower upon request a statement showing the quotations used by

          the Agent in determining any interest rate pursuant to Section 2.11(a) or (c).

                    (c) If any Reference Lender shall for any reason no longer have a Commitment or any Revolving Credit Loans, such Reference Lender shall thereupon cease to be a Reference Lender, and if, as a result, there shall only be one Reference Lender remaining, the Agent (after consultation with the Borrower and the Lenders) shall, by notice to the Borrower and the Lenders, designate another Lender as a Reference Lender so that there shall at all times be at least two Reference Lenders.

                    (d) Each Reference Lender shall use its best efforts to furnish quotations of rates to the Agent as contemplated hereby. If any of the Reference Lenders shall be unable or shall otherwise fail to supply such rates to the Agent upon its request, the rate of interest shall, subject to the provisions of
          Section 2.13, be determined on the basis of the quotations of the remaining Reference Lenders or Reference Lender.

                    2.13 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                    (a)  the Agent shall have determined (which
               determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                    (b) the Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Revolving Credit Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. The Agent shall notify the Borrower as soon as practicable after the circumstances giving rise to such notice cease to exist. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.

                    2.14 Pro Rata Treatment and Payments. (a) Each borrowing of Revolving Credit Loans, each payment by the Borrower on account of any facility fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each

          payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Agent, for the account of the Lenders, at the Agent's office specified in Section 9.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                    (b) Unless the Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Agent, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this Section 2.14 shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Agent by such Lender within three Business Days of such Borrowing Date, the Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

                    2.15 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans or Index Rate Eurodollar Competitive Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled, (b) such Lender's Revolving Credit Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (c) the Borrower shall, with respect to any Index Rate Eurodollar Competitive Loan of such Lender, take such action as such Lender may reasonably request.

                    2.16 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or

          application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                      (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan or Index Rate Competitive Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section
               2.17 and changes in the rate of tax on the overall net income of such Lender);

                     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate or the Applicable Competitive Index Rate hereunder; or

                    (iii) shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or Index Rate Competitive Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

                    (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

                    (c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.16, it shall promptly notify the Borrower (with a copy to the Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this
          Section 2.16 submitted by such Lender to the Borrower (with a

          copy to the Agent) shall be conclusive in the absence of manifest error.

                    2.17 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement)). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Agent or any Lender hereunder, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.

                    (b) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or
          Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form
          W-8, an annual certificate representing that such Non-U.S. Lender is not a "bank" for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning

          of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this
          Section 2.17(b), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.17(b) that such Non-U.S. Lender is not legally able to deliver.

                    2.18 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or reasonable expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of Eurodollar Loans or Competitive Loans, or in the conversion into or continuation of Eurodollar Loans, after the Borrower has given a notice requesting or accepting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of Eurodollar Loans or Competitive Loans on a day which is not the last day of an Interest Period or the applicable Competitive Loan Maturity Date, as the case may be, with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the relevant Interest Period (or proposed Interest Period) or, in the case of Competitive Loans, the applicable Competitive Loan Maturity Date (or proposed Competitive Loan Maturity Date), in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Eurodollar Margin or any positive margin applicable to Index Rate Competitive Loans included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.

                    2.19 Change of Lending Office. Each Lender agrees that if it makes any demand for payment under Section 2.16 or 2.17(a), or if any adoption or change of the type described in
          Section 2.15 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion)

          to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 2.16 or 2.17(a), or would eliminate or reduce the effect of any adoption or change described in
          Section 2.15.

                    2.20  Replacement of Lenders under Certain
          Circumstances. The Borrower shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17 (other than with respect to Index Rate Competitive Loans), (b) is affected in the manner described in Section 2.15 (other than with respect to Index Rate Eurodollar Competitive Loans) and as a result thereof any of the actions described in said Section is required to be taken or (c) defaults in its obligation to make Revolving Credit Loans hereunder, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section
          2.18 if any Eurodollar Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto or any Competitive Loan owing to such replaced Lender shall be paid other than on the relevant Competitive Loan Maturity Date, (v) the replacement bank or institution, if not already a Lender, shall be reasonably satisfactory to the Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Agent or any other Lender shall have against the replaced Lender.

                      SECTION 3.  REPRESENTATIONS AND WARRANTIES

                    To induce the Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Agent and each Lender that:

                    3.1 Financial Condition. The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 1993 and the related consolidated statements of earnings and cash flow for the fiscal year ended on such date, reported on by Arthur Andersen & Co., copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The

          unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 1994 and the related unaudited consolidated statements of earnings and cash flow for the six-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither the Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto and which is material to the Borrower and its consolidated Subsidiaries taken as a whole.

                    3.2 No Change. Except as disclosed in the Specified 1934 Act Reports, since June 30, 1994 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

                    3.3 Corporate Existence; Compliance with Law. Each of the Borrower and each of its active Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority under its Articles of Incorporation or other organizational or governing documents to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    3.4 Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority to make, deliver and perform this Agreement and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, except for (a) authorization of the Federal Energy Regulatory Commission (which authorization has been duly obtained and is in full force and effect) and (b) routine informational

          filings. This Agreement has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                    3.5 No Legal Bar. The execution, delivery and performance of this Agreement, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

                    3.6 No Material Litigation. Except as disclosed in the Specified 1934 Act Reports, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to this Agreement or any of the transactions contemplated hereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

                    3.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                    3.8 Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any such taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP (to the extent required thereby) have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no material tax Lien has been filed with respect to any such tax, fee or other charge; and, to the knowledge of the Borrower, no claim is being asserted with respect to any such tax, fee or other charge which could reasonably be expected to have a Material Adverse Effect.

                    3.9 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U of the Board as now and from

          time to time hereafter in effect. If requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1 or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

                    3.10 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

                    3.11 Investment Company Act; Other Regulations. (a) The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than (i) its Articles of Incorporation, (ii) the Maine Public Utilities Law, the Connecticut Public Utilities Law and the Federal Power Act (and regulations under each of the foregoing) and (iii) Regulation X of the Board) which restricts its incurrence of Indebtedness.

                    (b) Although the Borrower is a "holding company" for the purposes of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), by reason of its ownership of the stock of certain corporations, it is exempt pursuant to Rule 2 promulgated by the Securities and Exchange Commission under the 1935 Act from all of the provisions thereof except Section 9(a)(2) relating to the acquisition of securities of public utility affiliates.

                    3.12 Purpose of Loans. The proceeds of the Loans shall be used by the Borrower for working capital purposes in the ordinary course of its business.

                    3.13 Environmental Matters. Each of the following representations and warranties is true and correct except (i) as disclosed in the Specified 1934 Act Reports or (ii) to the extent

          that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

                         (a) Except for Materials of Environmental Concern stored and used by the Borrower and its Subsidiaries in the ordinary course of business in accordance with applicable Environmental Laws, the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.

                         (b) The Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business") which could interfere with the continued operation of the Properties for electrical utility or industrial purposes.

                         (c)  Neither the Borrower nor any of its
               Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

                         (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

                         (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

                         (f)  There has been no release or threat of
               release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

                    3.14 Accuracy of Information. No statement or information contained in this Agreement or any other document, certificate or statement furnished to the Agent or the Lenders or any of them, by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein (in light of the circumstances under which they were made) not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.


                           SECTION 4.  CONDITIONS PRECEDENT

                    4.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

                    (a) Execution of Agreement. This Agreement shall have been executed and delivered by a duly authorized officer of each of the Borrower, each Lender listed on Schedule 1.1 and the Agent.

                    (b) Closing Certificate. The Agent shall have received a certificate of the Borrower, dated the Effective Date, substantially in the form of Exhibit B, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower, and attaching the documents and containing the certifications referred to in
               Section 4.1(c), (d) and (e).

                    (c) Corporate Proceedings. The Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors (or its Executive and Finance Committee) of the Borrower authorizing
               (i) the execution, delivery and performance of this Agreement and (ii) the borrowings contemplated hereunder.

                    (d)  Corporate Documents.  The Agent shall
               have received a copy of the Articles of Incorporation (in

               the form of the Borrower's "Charter Documents and Capital Stock Provisions") and by-laws of the Borrower.

                    (e) Consents. The Agent shall have received a certificate of a Responsible Officer of the Borrower (i) attaching copies of all consents referred to in Section 3.4 and (ii) stating that such consents are in full force and effect, and each such consent shall be in form and substance satisfactory to the Agent.

                    (f) Legal Opinions. The Agent shall have received (i) the executed legal opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to the Borrower and (ii) the executed legal opinion of William M. Finn, Esq., Corporate Counsel of the Borrower, each covering certain matters, and together covering all matters, specified in Exhibit C.

                    (g) Material Adverse Change. Except as disclosed in the Specified 1934 Act Reports, since June 30, 1994, there shall have occurred no change which, in the opinion of the Lenders, could reasonably be expected to have a Material Adverse Effect.

                    (h)  Ratings.  The Agent shall have received
               satisfactory evidence that the S&P Rating is at least BB+ and the Moody's Rating is at least Baa2.

          Copies of each document furnished to the Agent pursuant to this
          Section 4.1 shall be furnished to the Lenders promptly after the Effective Date.

                    4.2 Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

                    (a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to this Agreement shall be true and correct on and as of such date as if made on and as of such date (other than the representations and warranties set forth in Section 3.1, which shall have been true and correct on and as of the Effective Date).

                    (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

                    (c) Satisfaction of Conditions Under Existing Credit Agreement. In the case of any borrowing of Revolving Credit Loans, the conditions precedent to the making of a committed revolving credit loan (other than those applicable only to the initial such loan) pursuant to the Existing Credit
               Agreement and any successor Specified Revolving Credit
               Agreement (other than those requiring (i) that the aggregate principal amount of such loans be less than or equal to the then unused commitments thereunder or (ii) the delivery of

               borrowing notices and similar certificates) shall have been satisfied on such Borrowing Date. It is understood that the conditions precedent referred to above, with respect to the Existing Credit Agreement as in effect on the date hereof, consist of the conditions precedent to the making of "Credit A Loans" set forth in Sections 11.2(a), 11.2(b) and 11.3.1 of the Existing Credit Agreement.

                    (d) Borrowing Under Existing Credit Agreement. In the case of any borrowing of Revolving Credit Loans during a Specified Rating Period, if on the relevant Borrowing Date the aggregate outstanding principal amount of the Loans, after giving effect to such borrowing (including the application of the proceeds thereof), shall exceed $30,000,000, then, concurrently with such borrowing, the Borrower shall have borrowed loans under the Existing Credit Agreement (or any successor Specified Revolving Credit Agreement) in an aggregate principal amount at least equal to the aggregate principal amount of the Revolving Credit Loans being borrowed hereunder on such date (or, if the aggregate outstanding principal amount of the Loans immediately prior to such borrowing shall be less than $30,000,000, the amount by which the aggregate outstanding principal amount of the Loans shall exceed $30,000,000 after so giving effect to such borrowing), provided, that in the event that such Revolving Credit Loans constitute ABR Loans or Eurodollar Loans having an Interest Period of one month, the Borrower may, at its option, designate such Revolving Credit Loans as "Short Term Revolving Credit Loans" by written notice to the Agent and the Lenders, in which case
               (x) the Borrower shall not be required to satisfy the condition precedent specified in this paragraph (d) in connection with the making of such Revolving Credit Loans and (y) such Revolving Credit Loans shall be due and payable on the date which is one month after the relevant Borrowing Date. In no event may Short Term Revolving Credit Loans be incurred within any period of five Business Days before or after the date of any scheduled repayment of Short Term Revolving Credit Loans pursuant to Section 2.5(a) or any prepayment of Short Term Revolving Credit Loans pursuant to
               Section 2.6(a).

                    (e) Ratings. The Borrower shall have an S&P Rating of at least BB+ and a Moody's Rating of at least Baa3.

          Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in Sections 4.2(a), (b) and
          (e) and, in the case of Revolving Credit Loans, Sections 4.2(c) and (d), have been satisfied.

                          SECTION 5.  AFFIRMATIVE COVENANTS

                    The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Agent hereunder, the Borrower shall and (except in the case of delivery of financial information, reports, certificates

          and notices) shall cause each of its Subsidiaries or Significant Subsidiaries, as the case may be, to:

                    5.1  Financial Statements.  Furnish to each Lender:

                    (a) as soon as available, but in any event not later than 95 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of earnings and cash flow for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Coopers & Lybrand or other independent certified public accountants of nationally recognized standing; and

                    (b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of earnings and cash flow of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

          all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                    5.2  Certificates; Other Information.  Furnish to each
          Lender:

                    (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                    (b) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and (b), a certificate of a Responsible Officer stating that, to the best of such Officer's knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement to be observed, performed or satisfied by

               it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

                    (c) no later than the date which is five Business Days prior to the effectiveness thereof (or such earlier date as shall be specified in Section 6.5), notice of the entering into of any Specified Revolving Credit Agreement and of any amendment, supplement or other modification thereto, accompanied by execution copies (or, if such execution copies are not available, substantially final drafts) of the documentation relating thereto;

                    (d) within ten days after the same are sent, copies of all financial statements and reports which the Borrower sends to the holders of any class of its equity or debt securities, and within ten days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority (other than registration statements that have not become effective under the Securities Act of 1933, filings and reports with respect to dividend reinvestment, employee benefits or other similar plans, and filings and reports pertaining to sales of or other transactions in securities of the Borrower or any Subsidiary by Persons other than the Borrower or such Subsidiary); and

                    (e) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

                    5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Indebtedness and trade liabilities, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP (to the extent required thereby) with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, or
          (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

                    5.4 Conduct of Business and Maintenance of Existence. In the case of the Borrower and each Significant Subsidiary, continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 6.4.

                    5.5 Compliance with Requirements of Law. Comply with all Requirements of Law (including Environmental Laws), except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    5.6 Maintenance of Property; Insurance. In the case of the Borrower and each Significant Subsidiary, (a) keep all material property useful and necessary in its business in good working order and condition (subject to reasonable allowances for acts of God, strikes, civil disturbances and other conditions beyond the control of the Borrower and its Significant Subsidiaries), provided, that the foregoing shall not be construed to prevent the Borrower or any of its Significant Subsidiaries from ceasing to operate any of its plants or other properties if (i) in the reasonable judgment of the Borrower or such Significant Subsidiary, as the case may be, it is advisable to do so and (ii) such cessation could not reasonably be expected to have a Material Adverse Effect; and (b) maintain with financially sound and reputable insurance companies insurance on its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

                    5.7 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity in all material respects with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and with its independent certified public accountants.

                    5.8 Environmental Laws. (a) Obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

                    (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

                    5.9 Notices. Promptly upon learning of any of the following, give notice to the Agent and each Lender of:

                    (a)  the occurrence of any Default or Event of Default;

                    (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                    (c) any litigation or proceeding against the Borrower or any of its Subsidiaries in which the amount involved not covered by insurance is $10,000,000 or more or in which injunctive or similar relief materially adverse to the interests of the Borrower or any of its Subsidiaries is sought;

                    (d) (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

                    (e) any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

          Each notice pursuant to this Section 5.9 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.


                            SECTION 6.  NEGATIVE COVENANTS

                    The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

                    6.1 Limitation on Indebtedness. At any time during a Specified Rating Period, (a) permit the aggregate principal amount of Specified Unsecured Indebtedness to exceed $130,000,000 at any one time outstanding; (b) permit the aggregate principal amount of Specified Unsecured Indebtedness (excluding the Loans hereunder and the loans under the Existing Credit Agreement and any successor Specified Revolving Credit Agreement (but only to the extent the commitments under such successor agreement have replaced the "Commitments" under the Existing Credit Agreement)) to exceed $45,000,000 at any one time outstanding; or (c) permit the aggregate principal amount of Specified Unsecured
          Indebtedness, when added to the aggregate principal amount of commercial paper issued by the Borrower or any of its Significant Subsidiaries, to exceed $175,000,000 at any one time outstanding.

                    6.2 Maintenance of Specified Revolving Credit Agreements. In the case of the Borrower, fail to be a party at all times to one or more Specified Revolving Credit Agreements providing for commitments to lend revolving credit loans to the Borrower (including the "Commitments" under and as defined in the Existing Credit Agreement) in an aggregate amount of at least $50,000,000.

                    6.3 Limitation on Liens. Create, incur, assume or suffer to exist (collectively, to "Incur") any Lien (other than (a) Liens described on Schedule 6.3 and (b) Liens in favor of the Borrower or any of its Subsidiaries) upon (i) any Receivables arising from the sale of electrical energy or (ii) any Bonds, unless, in each case, on or prior to the date of Incurrence of any such Lien, the obligations of the Borrower hereunder shall have been secured by a perfected first priority security interest in such collateral, and on such terms, as shall be satisfactory to each of the Lenders.

                    6.4 Limitation on Fundamental Changes. In the case of the Borrower and each Significant Subsidiary, (i) enter into any merger, consolidation or amalgamation, or (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or
          (iii) convey, sell, lease, assign, transfer or otherwise dispose of, in any single transaction or series of related transactions, assets constituting a Material Portion, or (iv) sell or assign with or without recourse any Receivables arising from the sale of electrical energy; provided that, so long as no Material Adverse Effect would result therefrom:

                    (a) any Significant Subsidiary may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly Owned Significant Subsidiaries (provided that such Wholly Owned Significant Subsidiary or Subsidiaries shall be the continuing or surviving corporation(s));

                    (b) any Significant Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Significant Subsidiary; and

                    (c) the Borrower and any Significant Subsidiary may sell Receivables for collection purposes in the ordinary course of business.

                    6.5 Limitation on More Restrictive Terms. Enter into any Specified Revolving Credit Agreement, or enter into any amendment, supplement or other modification to any Specified Revolving Credit Agreement, if such Specified Revolving Credit Agreement, at the time entered into or after giving effect to any such amendment, supplement or other modification, would contain any representation and warranty, covenant or event of default that either (a) covers a matter that is not covered by any representation and warranty, covenant or event of default set forth in this Agreement or (b) covers a matter covered by any

          representation and warranty, covenant or event of default set forth in this Agreement but is more restrictive on the Borrower and its Subsidiaries than the corresponding provisions of this Agreement, unless (i) the Borrower shall have given the Lenders at least 30 days' written notice thereof, (ii) concurrently with the effectiveness thereof, each Lender (an "Exiting Lender") which so requests shall have become a party to such Specified Revolving Credit Agreement with a commitment thereunder in an amount equal to its Commitment hereunder (or such other amount as shall be acceptable to the Borrower and such Exiting Lender), in which case such Exiting Lender's Commitment shall be terminated and such Exiting Lender shall cease to be a Lender hereunder, and
          (iii) each Lender that is not an Exiting Lender shall have consented, in its sole discretion, to the termination of each such Exiting Lender's Commitment hereunder.

                    6.6 Subsidiaries. At any time, permit the aggregate book value of the Tangible Assets of the Subsidiaries of the Borrower to exceed 10% of the aggregate book value of the Tangible Assets of the Borrower and its Subsidiaries taken as a whole.

                    6.7 Limitation on Lines of Business. In the case of the Borrower and each Significant Subsidiary, (a) enter into any business, either directly or through any Subsidiary, except for
          (i) those businesses in which the Borrower and its Significant Subsidiaries are engaged on the date of this Agreement or which are directly related thereto and (ii) businesses which are immaterial in relation to the businesses referred to in clause
          (i) above, or (b) make any material change in its present method of conducting business.


                            SECTION 7.  EVENTS OF DEFAULT

                    If any of the following events shall occur and be continuing (each, an "Event of Default"):

                    (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any facility fee or other amount payable hereunder, within five days after any such interest, fee or other amount becomes due in accordance with the terms hereof; or

                    (b) Any representation or warranty made or deemed made by the Borrower herein or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                    (c) The Borrower shall default in the observance or performance of any agreement contained in Section 4.2(d) or 6; or

                    (d) The Borrower shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) through (c) of this Section 7), and such default shall continue unremedied for a period of 30 days after notice from the Agent or the Required Lenders; or

                    (e)  (i) The Borrower or any of its Subsidiaries shall
               (x) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled due date with respect thereto; or (y) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (z) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity (or, in the case of any such Indebtedness constituting a Guarantee Obligation, to become payable); provided, that a default, event or condition described in clause (x), (y) or (z) of this clause
               (i) shall not at any time constitute an Event of Default under this Agreement unless, at such time, one or more defaults, events or conditions of the type described in clauses (x), (y) and (z) of this clause (i) shall have occurred and be continuing (and shall not have been cured or waived in accordance with the documentation governing such Indebtedness) with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000 or (ii) any breach of the covenant contained in
               Section 10.5 of the Existing Credit Agreement as in effect on the date hereof shall occur; or

                    (f) (i) The Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any such law, or (B) seeking appointment under any such law of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or

               other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 45 days; or (iii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 45 days from the entry thereof; or (iv) the Borrower or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
               (i), (ii), or (iii) above; or (v) the Borrower or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                    (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA,
               (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

                    (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or provided for or covered by insurance) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof;

          then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this

          Section 7 with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                                SECTION 8.  THE AGENT

                    8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agent as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement, together with such other
          powers as are reasonably incidental thereto.   Notwithstanding
          any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

                    8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                    8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any

          failure of the Borrower to perform its obligations hereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.

                    8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                    8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                    8.6  Non-Reliance on Agent and Other Lenders.  Each
          Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each
          Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on

          such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                    8.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Commitments, this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct.

                    8.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the Agent hereunder. With respect to the Loans made by it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

                    8.9 Successor Agent. The Agent may resign as Agent upon 10 days' notice to the Lenders and the Borrower. If the

          Agent shall resign as Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon such appointment and approval, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Agent's resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.


                              SECTION 9.  MISCELLANEOUS

                    9.1 Amendments and Waivers. Neither this Agreement, nor any terms hereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Borrower hereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender directly affected thereby, or (ii) amend, modify or waive any provision of this
          Section 9.1 or any other provision of this Agreement which specifies which Lenders must consent to a particular matter, or reduce the percentage specified in the definition of "Required Lenders", or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Section 8 without the written consent of the then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former positions and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

                    9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agent, and as set forth in Schedule 1.1 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

              The Borrower:   Central Maine Power Company
                              83 Edison Drive
                              Augusta, Maine  04336
                              Attention: Treasurer (with a concurrent copy to William M. Finn, Esq., Corporate Counsel)
                              Fax:  207-623-5908

              The Agent:      Chemical Bank
                              270 Park Avenue
                              New York, New York  10017
                              Attention:  Jaimin Patel
                              Fax:  212-270-3841

          provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to Section 2.2, 2.4, 2.6, 2.7 or 2.10 shall not be effective until received.

                    9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                    9.4 Survival. (a) The agreements contained in Sections 2.16, 2.17(a), 2.18, 8.7 and 9.5 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                    (b) All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

                    (c) Nothing herein shall be deemed to require the Borrower and its Subsidiaries to continue to comply with the covenants set forth in Sections 5 and 6 at any time after the Commitments have been terminated and all Loans, interest and facility fees, together with all other amounts owing hereunder of which the Borrower shall have received notice, have been paid in full.
                    9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith, and the consummation and administration of the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, (b) to pay or reimburse the Agent and each Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other documents, including, without limitation, the fees and disbursements of counsel to the Agent and separate counsel to the Lenders, provided, that the Borrower shall not be obligated to pay the fees and disbursements of more than one firm of separate counsel to the Lenders pursuant to this clause (b), (c) to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Agent or such Lender, as the case may be.

                    9.6 Transfer Provisions. (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

                    (b) Participations. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities
          ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to

          this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower therefrom, unless (i) such amendment, waiver or consent would reduce the principal of, or interest on, any Loans, reduce any fees payable hereunder, or postpone the date of the final maturity of any Loans and (ii) such Participant would be directly affected thereby. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that, in the case of Section 2.17, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                    (c) Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the consent of the Borrower and the Agent (which in each case shall not be unreasonably withheld), to an additional bank or financial institution (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee, such assigning
          Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower and the Agent) and delivered to the Agent for its acceptance and recording in the Register. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (ii) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations

          under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding anything to the contrary in this Agreement, (i) the consent of the Borrower shall not be required for any assignment which occurs at any time when any of the events described in Section 7(f) with respect to the Borrower shall have occurred and be continuing and (ii) if an assignment by any Lender to any Affiliate of any Lender pursuant to this Section 9.6(c) results in increased costs under Section 2.16 or 2.17 which would not be payable absent such assignment ("Excess Increased Costs"), the Borrower shall not be obligated to pay such Excess Increased Costs, provided, that the Borrower shall be obligated to pay any other increased costs of the type described in said Sections which result from changes occurring after the date of such assignment.

                    (d) The Register. The Agent, on behalf of the Borrower, shall maintain at the address of the Agent referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                    (e) Recordation. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower and the Agent) together with payment to the Agent of a registration and processing fee of $3,000, the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

                    (f) Disclosure. The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee, subject to the provisions of
          Section 9.15, any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

                    (g) Pledges; Notes. For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this
          Section 9.6 concerning assignments of Loans relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan to any Federal Reserve Bank in accordance with applicable law. In order to facilitate any such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower's own expense, a promissory note, substantially in the form of Exhibit E-1 or E-2, as the case may be, evidencing the Revolving Credit Loans or Competitive Loans, as the case may be, owing to such Lender.

                    9.7 Adjustments; Set-off. (a) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans that are then due and payable, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                    (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                    9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of

          separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Agent.

                    9.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                    9.10 Integration. This Agreement represents the agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein.

                    9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                    9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

                    (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of
               New York, and appellate courts from any thereof;

                    (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                    (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Agent shall have been notified pursuant thereto;

                    (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                    (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.

                    9.13  Acknowledgments.  The Borrower hereby
          acknowledges that:

                    (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

                    (b) neither the Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement, and the relationship between Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith is solely that of debtor and creditor; and

                    (c) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

                    9.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                    9.15 Confidentiality. The Lenders shall, with respect to any and all financial statements or other reports or documents delivered by the Borrower or any Subsidiary to the Lenders pursuant to this Agreement, or obtained by the Lenders pursuant to Section 5.7, to the extent that the Borrower or such Subsidiary shall have specifically designated any information contained therein to be treated as confidential and to the extent that such information therein contained has not theretofore otherwise been disclosed in such a manner as to render such information no longer confidential, employ reasonable procedures designed reasonably to maintain the confidential nature of the information therein contained; provided, however, that a Lender may disclose or disseminate such information to: (a) such Lender's employees, agents, attorneys and accountants who would ordinarily have access to such information in the normal course of the performance of their duties; (b) such third parties as such Lender may, in its discretion, deem reasonably necessary or desirable in connection with or in response to (i) compliance with any law, ordinance or governmental order, regulation, rule, policy, subpoena, investigation or request or (ii) any order, decree, judgment, subpoena, notice of discovery or similar ruling or pleading issued, filed, served or purported on its face to be issued, filed or served (x) by or under authority of any court, tribunal, arbitration board of any governmental agency, commission, authority board of similar entity, (y) in connection with any proceeding, case or matter pending (or on its face purported to be pending) before any court, tribunal, arbitration board or any governmental agency, or (z) in connection with the enforcement of any of the Borrower's obligations hereunder or under any other document, instrument or agreement executed and delivered in connection herewith; (c) any prospective Transferee (including an Affiliate of such Lender) in connection with any participation or assignment pursuant to Section 9.6; and (d) any entity utilizing such information to rate or classify such Lender's or its parent holding company's debt or equity securities (or other securities which are secured by letters of credit issued by such Lender) for sale to the public. Notwithstanding any contrary provision in this Agreement, each Lender's obligations under this Section 9.15 shall survive the replacement of such Lender pursuant to any provision of this Agreement with respect to confidential information received prior thereto for as long as such information is required to be treated as confidential pursuant hereto.


                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        CENTRAL MAINE POWER COMPANY


                                        By: /s/ Douglas Stevenson
                                           Title:  Treasurer

                                        CHEMICAL BANK,
                                          as Agent and as a Lender


                                        By: /s/ Beth F. Herman
                                           Title:  Vice President


                                        THE BANK OF NEW YORK


                                        By: /s/ John W. Hall
                                           Title:  Vice President


                                        THE FIRST NATIONAL BANK OF BOSTON


                                        By: /s/ Michael Kane
                                           Title:  Managing Director


                                        FLEET BANK OF MAINE


                                        By: /s/ Tracy L. Hawkins
                                           Title:  Vice President


                                        KEY BANK OF MAINE


                                        By: /s/ David Foster
                                           Title:  Vice President


                                        SHAWMUT BANK


                                        By: /s/ Robert D. Lanigan
                                           Title:  Managing Director

                                        THE TORONTO-DOMINION BANK


                                        By: /s/ David G. Parker
                                           Title:  Mgr. Cr. Admin.


                                        UNION BANK OF SWITZERLAND


                                        By: /s/ Christopher W. Criswell
                                           Title:  Vice President

                                        By: /s/ Dieter Hoeppli
                                           Title:  Assistant Vice President